EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: David L. Osborn
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com

                   Hudson's Grill Enters Nevada

   George Mathews and Kirk Neiderhaus sign on to build in Reno

Friday, December 19th, 1997

Dallas, TX - Hudson's Grill of America, Inc., operator and franchiser of the 13 unit Hudson's Grill "late 50's and early 60's", Rock 'n' Roll, small town "Hard Rock Cafe" type, casual style restaurants and bars, announced that an agreement in principle has been made with Kirk, Inc. and its principals, George Mathews and Kirk Neiderhaus, to build at least one Hudson's Grill restaurant in Reno, Nevada in 1998.

The new franchisees currently own and operate the most successful jet ski and para-sailing business on Lake Tahoe, from their South Lake Tahoe, Nevada location, Mr. Neiderhaus, president of Kirk, Inc. has previously been involved in the food service and lodge management business and is very excited about the opportunity of getting into the restaurant business as a Hudson's Grill franchisee. George Mathews, Kirk's partner in the Hudson's Grill restaurant venture, expects Hudson's Grill to be very successful in Reno. Mr. Mathews diligently researched casual style franchise restaurants and was decided upon Hudson's Grill as the franchise of choice because it was a perfect fit for the Reno and Sparks, Nevada marketplace. Kirk and George have already identified a northwest Reno location for their first Hudson's Grill restaurant and have begun the preliminary real estate site selection work in south Reno and Sparks for additional sites as well.

The Hudson's Grill restaurant in Reno will be another of the new, freestanding, cost effective, 4547 square foot, exciting prototype building design that Hudson's Grill of America introduced early in 1997 as the growth vehicle for the future.

With the expectation of Reno, Nevada opening in late 1998, that brings to a total of 4 new Hudson's Grill restaurants (Dallas, TX; Santa Clarita, CA; Jackson, MI; and Reno, NV) that are either under construction or under contract to open during calendar 1998. In addition, Hudson's Grill opened it's first international restaurant in Guatemala City, Guatemala in September of this year. Serious negotiations continue on a number of additional domestic and international franchise locations.

    Hudson's Grills of America is celebrating its 13th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.